UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
May 5, 2011 (April 29, 2011)

COVENTRY HEALTH CARE, INC.
(Exact name of registrant as specified in its charter).

Delaware	1-16477	52-2073000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817
(Address of principal executive offices) (Zip Code)

(301) 581-0600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of Randy Giles as Executive Vice President, Chief Financial Officer and Treasurer

Effective May 2, 2011, Coventry Health Care, Inc. (the “Company”) appointed Randy Giles, age 53, a former executive in the Company’s Workers’ Compensation Division, to the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company.

Mr. Giles joined the Company as an executive in the Company’s Workers’ Compensation Division on November 15, 2010.  Prior to that date, Mr. Giles held various executive positions at UnitedHealthcare, a subsidiary of UnitedHealth Group, Inc., a diversified health and well being company.  He was Market Chief Executive Officer at UnitedHealthcare for South and Central Texas from March 2010 to October 2010; and Market Chief Executive Officer at UnitedHealthcare for South Texas from October 2003 to March 2010.  He served as the Chief Financial Officer at UnitedHealthcare’s South Division from January 2001 through September 2003.  From the time he joined UnitedHealthcare in March 1996 through January 2001, he held Chief Financial Officer positions for the UnitedHealthcare regions of the Southeast, Mid-Atlantic, and North Carolina.

(e)           Randy Giles Employment Agreement

On April 29, 2011, the Company entered into an employment agreement with Randy Giles, which sets forth the parties’ duties and obligations with respect to Mr. Giles’ employment as Executive Vice President, Chief Financial Officer and Treasurer of the Company (the “Employment Agreement”).  The Employment Agreement has an initial term of one year and will continue on a year-to-year basis thereafter until the executive’s employment is terminated as set forth therein.

Pursuant to the terms of the Employment Agreement, Mr. Giles will  receive the following compensation and benefits: (i) an annual base salary of $600,000 (subject to increase from time to time by the Chief Executive Officer of the Company); (ii) participation in an annual performance program with a bonus target during the initial term of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (iv) four weeks of annual paid vacation.

If the Company terminates Mr. Giles’ employment for “cause” or Mr. Giles resigns his employment in a situation not involving a “voluntary termination” (as such terms are defined in the Employment Agreement), Mr. Giles will not be entitled to any severance or other post-termination benefits other than earned but unpaid salary through the date of termination. If the Company terminates Mr. Giles’ employment “without cause” (as such term is defined in the Employment Agreement), Mr. Giles will be entitled to: (i) twelve months of base pay in installments similar to those received by Mr. Giles at the time of the termination of his employment; (ii) twelve months of the cost of medical, dental and vision insurance in effect at the time of termination, subject to a formal election by Mr. Giles; and (iii) credit for twelve months accelerated vesting of all outstanding unvested stock options and restricted shares.

In the case of Mr. Giles  termination “without cause” or “constructive termination” (as such terms are defined in the Employment Agreement) within two years of a change in control of the Company, he will be entitled to: (i) his then current base salary through the date of termination plus a lump sum payment equal to his base salary and target annual incentive bonus under the Company’s Executive Management Incentive Plan for the year in which the termination occurs; and  (ii) twelve months of the cost of medical, dental and vision insurance in effect at the time of termination, subject to a formal election by Mr. Giles. In addition, all unvested stock options and restricted shares will vest in full.

Mr. Giles is also entitled to certain payments in the case of his death or disability, which such payments will consist of: (i) any earned but unpaid base salary and a lump sum payment equal to the average annual bonus of Mr. Giles during the two calendar years immediately preceding his death or disability; (ii)  twelve months of medical, dental and vision coverage for Mr. Giles (or his spouse in the case of his death); (iii) proceeds of any life insurance proceeds or other death benefits payable to the designated beneficiary of Mr. Giles (in the case of his death); and (iv) full vesting of all Mr. Giles’ outstanding stock options and restricted shares.

Following a termination without cause or constructive termination (other than following a change in control of the Company), Mr. Giles will be subject to a one-year non-competition agreement and a covenant not to disparage the Company.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02(e) by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01                      Financial Statement and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Coventry Health Care, Inc. and Randy Giles, dated April 29, 2011.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.
By:	/s/ John J. Ruhlmann
John J. Ruhlmann
Senior Vice President and Corporate Controller

Dated:	May 5, 2011